Exhibit 10.1
625 Westport Parkway
Grapevine, TX 76051
817-424-2000
May 12, 2022
Via Email:
Nir Vinay Patel
Re:     Offer Letter – Chief Operating Officer
Dear Nir,
Congratulations! I am pleased to offer you employment with GameStop Texas Ltd., and as the Chief Operating Officer at GameStop Corp. (together with its subsidiaries, the “Company”).  You will report to Matthew Furlong, Chief Executive Officer and your start date will be May 31, 2022. Your annualized base salary will be $200,000.00, paid bi-weekly, less applicable taxes.
You will also be eligible to earn a total of $3,400,000 in sign-on bonuses. In your first year of your employment with us, you will receive $1,700,000.00, less applicable taxes. In the second year of your employment with us, you will receive $1,700,000.00, less applicable taxes. These bonuses will be paid in bi-weekly installments. Your right to receive each installment is conditioned on your continuous employment with us through the payment date of that installment. Except as otherwise provided below, if your employment with us ceases for any reason, no additional installments will be paid.
On the first business day of the first calendar quarter that commences after your Start Date (the “Grant Date”), you will be granted a number of restricted stock units (RSUs) with respect to the Company’s Class A common stock (“Common Stock”) determined by dividing $14,000,000.00 by the average closing price of Common Stock for the 30 trading days immediately preceding the Grant Date (the “Initial Equity Award”). The Initial Equity Award will vest ten percent (10%) on the first anniversary of the Grant Date, twenty percent (20%) on the second anniversary of the Grant Date, and twenty-three and one-third percent (23.333%) on each of the third, fourth, and fifth anniversaries of the Grant Date, subject in each case to your continuous service through the applicable vesting date. In addition, as inducement to accept this offer of employment with the Company and to buyout certain equity entitlements and other compensation you are forfeiting from your current employer, on the Grant Date you will also be granted a number of restricted stock units with respect to Common Stock determined by dividing $21,000,000 by the average closing price of Common Stock for the 30 trading days immediately preceding the Grant Date (the “Buyout Equity Award”). The Buyout Equity Award will vest 1/3rd on each of the first, second and third anniversaries of the Grant Date, subject in each case to your continuous service through the applicable vesting date. The above-described equity awards will be documented in a separate award agreement, which will contain additional terms and conditions (not inconsistent with this letter) and be delivered to you following the applicable grant date.
The Company’s agreement to grant equity to you and to pay you signing bonus installments does not guarantee your employment for any period or otherwise limit our ability to terminate your employment at any time, for any reason, even if your opportunity to receive or vest in such equity or receive such signing bonus installments would be forfeited as a result of such termination.
You are eligible for two weeks of vacation, plus eight wellness days to be used for sick or personal time off per year. On the 61st day from your start date, you will be eligible to participate in the Company’s health benefits programs including medical/dental/vision, life and voluntary benefits. You will be automatically

625 Westport Parkway
Grapevine, TX 76051
817-424-2000
covered in company-paid life insurance and disability programs once eligible. You will be eligible to participate in the 401(k) plan on the first day of the month following or coinciding with 60 days of service. You will be eligible for the company match on the first day of the month following or coinciding with your first year of service. Please feel free to contact our Benefits team at (866) 637-4387 (option 2, then option 4) or by email at Benefits@gamestop.com with any specific benefit questions you may have.
Your position requires you to permanently relocate to Dallas/Ft. Worth, Texas within one year of your start date. You will be reimbursed for substantiated relocation expenses up to a gross amount of $200,000.
You will be subject to all policies of the Company and its affiliates in effect from time to time, including the Company’s Anti-Hedging Policy, Clawback Policy, Insider Trading Policy and Code of Ethics.
Consistent with all roles in the organization, your employment will be on an at-will basis, having no specified term, and may be terminated at the will of either party on notice to the other. However, if we terminate your employment without Cause (as defined on Exhibit A), you will receive the following severance benefits, subject to the conditions noted below: (i) we will pay you an amount equal to six months of your base salary; (ii) if you are participating in our group health plans immediately prior to your termination, we will pay you an amount equal to the applicable premium for COBRA continuation coverage for you and your eligible dependents for six months; (iii) we will pay you any sign-on bonus installments which have not by then already been paid; and (iv) that portion of the Initial Equity Award and Buyout Equity Award that were otherwise scheduled to vest in the ordinary course during the six month period immediately following your termination date will become vested. To be eligible for these severance benefits you must (x) sign a release of claims on such form as we supply (which form will be substantially consistent with that used for other terminating senior executives) and that release must become irrevocable within 60 days after your termination date, and (y) comply with any applicable post-employment covenants under any other written agreement with us. The amounts described in clauses (i), (ii) and (iii) will be paid in a single cash lump sum (less required tax withholdings) as soon as practicable after the release becomes effective, and in no event later than 70 days after the termination date. The shares described in clause (iv) will be issued (if not already outstanding) and released from transfer restrictions as soon as practicable after the release becomes effective, and in no event later than 70 days after the termination date.
This offer is contingent on the following items:

•	Successful completion of your background check;
•	Your signed acknowledgment of the GameStop Restrictive Covenant Agreement; and
•	Your signed acknowledgement of the GameStop CARES Rules of Dispute Resolution Including Arbitration.
If you wish to accept this offer, please sign this letter in the space provided for your signature below and return it within the next two business days. By signing this letter, you confirm that you are not subject to any agreement or restriction that could conflict with, or be violated by, your work for the Company and its affiliates.  Except as otherwise expressly provided herein, this letter represents our entire agreement regarding your employment and compensation and supersedes all prior discussions and agreements regard these topics.
We are excited that you have chosen to become a part of GameStop and look forward to the contributions you will bring to our growing organization. If you have any questions or concerns, please feel free to contact me.

625 Westport Parkway
Grapevine, TX 76051
817-424-2000
Sincerely,

/s/ Matthew Furlong
Matthew Furlong
Chief Executive Officer

May 12, 2022
Date

Accepted by:	/s/ Nir Patel	Date:	May 12, 2022
Nir Patel

625 Westport Parkway
Grapevine, TX 76051
817-424-2000

Exhibit A
Additional Provisions for Offer Letter
1.     Definitions. For purposes of the offer letter:
“Cause” means any of the following: (i) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) your willful misconduct, whether or not in the course of service, that results (or that, if publicized, would be reasonably likely to result) in material and demonstrable damage to the business or reputation of the Company or any of its affiliates or subsidiaries; (iii) material breach by you of any agreement with, policy of or duty owed to the Company or any of its affiliates or subsidiaries; (iv) your willful refusal to perform your duties to the Company or the lawful direction of your supervisor that is not the result of a disability or (v) your failure to permanently relocate to Dallas/Ft. Worth, Texas within one year of your start date; provided, however, an act or omission described in clause (iii) or (iv) will only constitute “Cause” if (A) it is not curable, in the good faith sole discretion of the Company’s Board of Directors (the “Board”) or its delegate, or (B) it is curable in the good faith sole discretion of the Board or its delegate, but is not cured to the reasonable satisfaction of the Board or its delegate within 30 days following written notice thereof to you by the Company (such notice to state with specificity the nature of the breach or willful refusal). However, a termination of your employment due to your death or Disability will not constitute a termination without Cause.
“Disability” means a written determination by a physician mutually agreeable to you and the Company (or, in the event of your total physical or mental disability, your legal representative) that you are physically or mentally unable to perform your duties and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period. In addition, and without limiting the foregoing, a Disability shall be deemed to have occurred if you become entitled to receive benefits under any long-term disability plan or policy maintained or funded by the Company.
2.    Section 409A. The parties intend for all amounts payable under this offer letter to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this offer letter will be interpreted accordingly. Nonetheless, the Company does not guaranty the tax treatment of your compensation arrangements under Section 409A or any other federal, state or local tax law.

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